Exhibit 23.1

New York Office 7 Penn Plaza, Suite 830 New York, NY 10001 T 212.279.7900

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of UK WISDOM LIMITED (“the Company”) on Amendment No.8 to Form S-1 (FILE NO. 333-256794) of our report dated April 22, 2021, except for Note 1 and Note 4 as to which the date is July 12, 2021, with respect to our audit of the financial statements of UK WISDOM LIMITED as of March 30, 2021 and for the period from March 10, 2021 (inception) through March 30, 2021 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, New York

January 12, 2022

www.marcumbp.com